UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CHOICE HOTELS INTERNATIONAL INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CHOICE HOTELS INTERNATIONAL INC

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 15, 2025

On April 15, 2025, Choice Hotels International (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s Annual Meeting of Stockholders to be held on May 15, 2025 (the “Annual Meeting”).

Under the heading “Additional Information – Questions and Answers about the Annual Meeting” beginning on page 104 of the Proxy Statement, the Company inadvertently disclosed that “Abstentions and broker non-votes are treated as a vote against” Proposals 3 and 5. Abstentions and broker non-votes are not treated as having voted on either of Proposals 3 and 5.

As a result, the text below replaces, in its entirety, the first Q&A on page 107:

“Q. How many votes are needed to approve the Company’s 2025 Long-Term Incentive Plan?

A. The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal. Abstentions and broker non-votes are treated as not voting on the matter.”

In addition, the text below replaces, in its entirety, the sixth Q&A on page 107:

“Q. How many votes are needed to approve a shareholder proposal to consider a simple majority vote requirement in the Company’s organizational documents?

A. The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal. Abstentions and broker non-votes are treated as not voting on the matter.”

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!